Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 2, 2024

Registration Statement No. 333-275606-02

$1.32+ billion GM Financial Consumer Automobile Receivables Trust (GMCAR) 2024-3 (Prime Auto Loans)

Joint-Lead Underwriters : RBC (str), BofA, JPM, TD

Co-Managers : Academy, BMO, BNP, SocGen

CLS	AMT ($MM)	WAL**	M/S	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD	CPN	PX

A-1	265.000	0.25	P-1/A-1+	01-06	01/25	07/25	I-CRV	+12	5.498	5.498	100.00000
A-2-A	250.000	1.05	Aaa/AAA	06-19	02/26	06/27	I-CRV	+36	5.410	5.35	99.99975
A-2-B	216.380	1.05	Aaa/AAA	06-19	02/26	06/27	SOFR30A	+36			100.00000
A-3	466.370	2.41	Aaa/AAA	19-41	12/27	04/29	I-CRV	+54	5.192	5.13	99.98461
A-4	80.670	3.56	Aaa/AAA	41-43	02/28	11/29	I-CRV	+64	5.145	5.09	99.99750
B##	21.720	3.60	Aa2/AA	43-43	02/28	01/30	I-CRV	+95	5.452	5.39	99.99621
C##	20.360	3.60	A2/A	43-43	02/28	02/30	I-CRV	+105	5.552	5.48	99.97090

** WAL assumes 1.3% ABS to 10% Clean-Up Call

## Class B and Class C expected ratings represent minimum requested ratings

Expected Pricing	: *PRICED*	Offered Amount	:$1,320,500,000
Expected Settle	: 07/10/24	Registration	: Public/SEC-registered
First Pmt Date	: 08/16/24	ERISA Eligible	: Yes
Expected Ratings	: Moody’s / S&P	Pricing Speed	: 1.3% ABS to 10% Clean-Up Call
Bloomberg Ticker	: GMCAR 2024-3	Min Denoms	: $1k x $1k
Bloomberg SSAP	: “GMCAR20243”
Bill & Deliver	: RBC

-------- CUSIPs --------- ISINs ----

A-1	38013K AA8	US38013K AA88
A-2-A	38013K AB6	US38013K AB61
A-2-B	38013K AC4	US38013K AC45
A-3	38013K AD2	US38013K AD28
A-4	38013K AE0	US38013K AE01
B	38013K AF7	US38013K AF75
C	38013K AG5	US38013K AG58

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- Available Materials -

Preliminary Prospectus, FWP and Intex CDI (attached)

Intexnet Dealname : “RBCGMAR243_LARGE” ; password “U43Y”

Deal Roadshow : www.dealroadshow.com ; password “GMCAR20243”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.